Exhibit 99.5

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS FOR EACH OF THE YEARS ENDED

DECEMBER 31, 2017 AND 2016

(unaudited)

(millions, except percent and per share)	2017	2016

Net sales
Revised Reported GAAP net sales	$ 13,835.9	$ 13,151.8
Effect of foreign currency translation	394.1	391.7
Revised Non-GAAP fixed currency sales	$ 14,230.0	$ 13,543.5

Cost of sales
Revised Reported GAAP cost of sales	$ 8,099.8	$ 7,568.1
Special (gains) and charges	44.0	66.0
Revised Non-GAAP cost of sales	$ 8,055.8	$ 7,502.1

Gross margin
Revised Reported GAAP gross margin	41.5%	42.5%
Revised Non-GAAP adjusted gross margin	41.8%	43.0%

Operating income
Revised Reported GAAP operating income	$ 1,950.1	$ 1,870.2
Effect of foreign currency translation	52.9	51.3
Revised Non-GAAP fixed currency operating income	$ 2,003.0	$ 1,921.5

Revised Reported GAAP operating income	$ 1,950.1	$ 1,870.2
Special (gains) and charges	(3.7)	39.5
Revised Non-GAAP adjusted operating income	1,946.4	1,909.7
Effect of foreign currency translation	52.9	51.3
Revised Non-GAAP adjusted fixed currency operating income	$ 1,999.3	$ 1,961.0

Operating income margin
Revised Reported GAAP operating income margin	14.1%	14.2%
Revised Non-GAAP adjusted fixed currency operating income margin	14.0%	14.5%

Net Income Attributable to Ecolab
Revised Reported GAAP net income attributable to Ecolab	$ 1,504.6	$ 1,229.0
Special (gains) and charges, after tax	56.0	62.4
Discrete tax net expense (benefit)	(184.2)	3.9
Revised Non-GAAP adjusted net income attributable to Ecolab	$ 1,376.4	$ 1,295.3

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Revised Reported GAAP diluted EPS	$ 5.12	$ 4.14
Special (gains) and charges, after tax	0.19	0.21
Discrete tax net expense (benefit)	(0.63)	0.01
Revised Non-GAAP adjusted diluted EPS	$ 4.68	$ 4.37

Note:

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

The revised supplemental non-GAAP reconciliations reflect the adoption of the new revenue and new pension standards.

The above table includes financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”).  We provide these measures as additional information regarding our operating results.  We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

The non-GAAP adjusted financial measures for cost of sales, gross margin and operating include exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items.  We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with the historical trends and future results.  After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measure included in the table.